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                            INTERNATIONAL EQUITY FUND
                   (A SERIES OF BERGER WORLDWIDE FUNDS TRUST)

                        ADMINISTRATIVE SERVICES AGREEMENT
                                  (BERGER LLC)


                  THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is entered into effective as of the 12th day of May, 2000, by and between BERGER LLC, a Nevada limited liability company ("Berger"), and BERGER WORLDWIDE FUNDS TRUST, a Delaware business trust (the "Trust"), with respect to the INTERNATIONAL EQUITY FUND, a series of the Trust (the "Fund").

                                    RECITALS

                  A. The Trust is a Delaware business trust and an open-end, management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), and the Fund is a series of the Trust.

                  B. The parties desire that Berger provide to or procure for the Fund certain administrative services, on the terms and conditions set forth herein.

                                    AGREEMENT

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Appointment. The Trust hereby appoints Berger as the administrator of the Fund, to provide to or procure for the Fund, at Berger's expense except as specifically set forth below, all services specified herein, for the period and on the terms set forth in this Agreement. Berger hereby accepts such appointment and agrees to render the services and assume the responsibilities herein set forth, for the compensation herein provided. In performing its services under this Agreement, Berger shall comply with all relevant provisions of the 1940 Act and all other applicable federal and state laws and regulations.

                  2. Services to be Provided. Berger shall provide to the Fund all administrative services reasonably necessary for the operation of the Fund (other than those services specified in Sections 3 and 5 hereof), including but not limited to:

                  (a) coordinating all matters relating to the operations of the Fund, including any necessary coordination among the investment advisor, any sub-advisor, transfer agent, dividend disbursing agent, fund accounting agent, accountants, attorneys and other parties performing services or operational functions for the Fund;



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                  (b)      providing personnel and assistance necessary to
                           maintain the qualification and/or registration to sell shares under the federal securities laws and in each state where Berger has determined such qualification and/or registration to be advisable;

                  (c) monitoring the Fund's compliance with (i) its Trust Instrument, Bylaws and currently effective registration statement under the Securities Act of 1933 (the "1933 Act") and the 1940 Act and any amendments or supplements thereto ("Registration Statement"); (ii) the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees of the Trust; (iii) the requirements of the 1933 Act, the 1940 Act, the Investment Advisers Act of 1940 ("Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations; and (iv) the provisions of Subchapter M of the Internal Revenue Code, applicable to the Fund as a "regulated investment company";

                  (d) arranging for and supervising the preparation of any or all registration statements (including prospectuses and statements of additional information), tax returns, proxy materials, financial statements, notices and reports for filings with regulatory authorities and distribution to shareholders of the Fund;

                  (e)      issuing certain correspondence to shareholders;

                  (f) maintaining or supervising the maintenance of certain books and records;

                  (g) providing the Trust with adequate personnel, office space, communications facilities and other facilities necessary for operation of the Fund as contemplated by this Agreement; and

                  (h) preparing and rendering to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

                  3. Services to be Procured. Berger shall procure the following services for the Fund from other qualified service providers: (i) custody services to provide for the safekeeping of the Fund's assets; (ii) transfer agency and dividend disbursing agency services; (iii) recordkeeping and pricing agency services; (iv) tax and audit services; (v) insurance for fidelity and other appropriate coverage; and (vi) printing and mailing to existing shareholders of annual and semi-annual reports,



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prospectuses, statements of additional information and any communications required by law (but not proxy statements or proxy materials). Further, subject to the review, supervision and approval of the Trustees of the Trust, Berger shall:

                  (a) evaluate and obtain such services from qualified parties that meet all criteria established by law and by the Trustees of the Trust for parties acting in those capacities;

                  (b) negotiate and enter into, or arrange for the Trust to enter into, agreements with such service providers for the benefit of the Fund, provided that the Trust may but is not required to be a party to any such agreement entered into by Berger, and that Berger, as paying agent, may but is not required to be a party to any such agreement entered into by the Trust;

                  (c) establish procedures to monitor the nature and quality of the services provided by such service providers;

                  (d) monitor the nature and quality of the services provided by such service providers;

                  (e) periodically provide to the Fund written reports on the activities and services of such service providers; the nature and amount of disbursements made on account of the Fund with respect to each such service agreement; and such other information as the Trustees shall reasonably request to enable them to fulfill their duties and obligations under the 1940 Act and otherwise; and

                  (f) periodically provide recommendations to the Trustees to enhance customer services provided by such service providers.

                  4. Expenses. Berger shall pay, directly or on behalf of the Fund, all expenses incurred in providing and procuring the services set forth in Sections 2 and 3 hereof, and all fees and expenses charged by the service providers whose services are procured on behalf of the Fund pursuant to Section 3 hereof.

                  5. Excluded Services and Expenses. Notwithstanding any other provision hereof, it is expressly agreed that Berger shall not be responsible to provide to or procure for the Fund any of the following services, or to pay, directly or on behalf of the Fund, any of the following fees and expenses, which shall remain the Trust's own obligation and responsibility to arrange for and pay: (a) investment advisory services performed by any investment advisor for the Fund, or any fees and expenses thereof; (b) expenses of registering the Trust with securities authorities, or registration or filing fees incurred in registering shares of the Fund with securities authorities; (c)



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expenses of meetings of the Trustees and shareholders of the Trust (including, without limitation, printing and mailing proxy statements and proxy materials, proxy solicitation, proxy tabulation, on-site space arrangements, catering and meeting communications); (d) legal services or legal fees and expenses; (e) distribution, marketing, underwriting or promotional services or any 12b-1 fees or other fees and expenses in connection therewith; (f) taxes imposed on the Fund; (g) brokerage commissions and other costs in connection with the purchase and sale of securities and other portfolio assets; or (h) any non-recurring or extraordinary items as may arise from time to time.

                  6. Compensation. The Trust shall pay to Berger for the services rendered and responsibilities assumed by Berger under this Agreement a fee, payable in United States dollars, equal to the lesser of:

                  (a) an amount equal to the per annum rate of 0.45% of the average daily net asset value of the Fund; or

                  (b) the costs and expenses incurred by Berger annually under Section 4 hereof to (i) provide and procure the services contemplated by Sections 2 and 3 of this Agreement, and (ii) pay all fees and expenses charged by the service providers whose services are procured on behalf of the Fund pursuant to Section 3 hereof, plus an additional 0.02% of the average daily net asset value of the Fund.

                  This fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect.

                  In the event any arrangement is entered into with an organization to provide subtransfer agency, recordkeeping, shareholder communications, subaccounting and/or other services to investors purchasing shares of the Fund through pension plans or other programs established or serviced by that organization, Berger may take into account, in calculating the part of its costs and expenses under Section 6(b)(ii) hereof relating to the fees and expenses charged by the provider of such services, only the fees and expenses that Berger would otherwise pay to the provider of such services to the Fund if all the investors who own Fund shares through that organization were instead direct registered record holders of shares in the Fund.

                  7. Books and Records. Berger hereby agrees that all records which it maintains for the Fund or the Trust hereunder are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Fund or the Trust and which are required to be maintained under the 1940 Act. Berger further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Fund or the Trust upon request by the Trust.



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                  8. Term and Termination. This Agreement shall become effective as of the date first set forth above and shall continue until terminated by either party on 60 days' written notice to the other party. This Agreement may also be terminated by the Trustees of the Trust at any time if Berger becomes unable to discharge its duties and obligations under this Agreement.

                  9. Assignment and Amendments. This Agreement shall not be assigned by either party without the prior written consent of the other party to the Agreement. This Agreement may be amended in writing by the parties, provided that all such amendments shall be subject to the approval of the Trustees of the Trust.

                  10. Sub-Administrators. Berger may engage one or more sub-administrators in furtherance of Berger's duties and responsibilities under this Agreement, subject to the approval of the Trustees of the Trust. The engagement of one or more sub-administrators pursuant to this provision shall not diminish or relieve in any way the liability of Berger for any of its duties and responsibilities under this Agreement. Berger shall appropriately oversee, monitor and evaluate the activities of any sub-administrator engaged hereunder.

                  11. Limitation of Liability of Berger. Berger shall not be liable for any error of judgment or mistake of law or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, "Berger" shall include any affiliate of Berger performing services for the Fund contemplated hereunder, and managers, directors, officers and employees of Berger and each of the foregoing.

                  12. Independent Contractor. Berger shall for all purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Fund in any way, nor otherwise be deemed an agent of, partner or joint venturer with, the Trust or the Fund.

                  13. Name. The Trust agrees the Trust shall cease to use the name "Berger" in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if Berger does not continue to provide administrative services and/or investment advice to the Fund after such termination.

                  14. Activities of Berger. The services of Berger hereunder are not to be deemed to be exclusive, and Berger is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of Berger to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.



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                  15. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN
that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

                  16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

                  17. Miscellaneous. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.




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                  IN WITNESS WHEREOF, the parties have caused their duly
authorized member or officer to execute this Agreement as of the date and year first above written.


                                   BERGER LLC


                                   By: /s/ Jack R. Thompson
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                                       Jack R. Thompson
                                       President


                                   BERGER WORLDWIDE FUNDS TRUST, with respect to the series known as the International Equity Fund



                                   By: /s/ Jack R. Thompson
                                       ----------------------------------
                                       Jack R. Thompson
                                       President